ISSN 1718-8369	Exhibit 99.5

Volume 10, number 2	September 11, 2015
AT JUNE 30, 2015

Highlights for June 2015
In June, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $187 million. The balance takes into account the deposit of $96 million in the Generations Fund.
—	Own-source revenue was $5.1 billion, up $361 million compared to last year.
—	Federal transfers reached $1.4 billion, an increase of $47 million compared to June 2014.
—	Program spending amounted to $5.9 billion, up $81 million over last year.
—	Debt service stood at $678 million, down $11 million compared to last year.
On the basis of the cumulative results at June 30, 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $675 million, taking into account the deposit of $335 million in the Generations Fund. That is an improvement of $606 million over last year.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
	June		April to June			Budget 2015-2016
							Forecast
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	growth (%)
Budgetary revenue
Own-source revenue	4 776	5 137	13 365	13 874	3.8	57 136	5.1
Federal transfers	1 382	1 429	4 201	4 363	3.9	17 322	2.9
Total	6 158	6 566	17 566	18 237	3.8	74 458	4.6
Budgetary expenditure
Program spending	–5 805	–5 886	–17 226	–17 417	1.1	–66 460	1.2
Debt service	–689	–678	–2 064	–1 980	–4.1	–8 331	2.0
Total	–6 494	–6 564	–19 290	–19 397	0.6	–74 791	1.2
Consolidated entities(1)
Non-budget-funded bodies and special funds	55	–188	461	488	—	343	—
Health and social services and education networks	–6	–1	–18	–3	—	–10	—
Generations Fund	81	96	279	335	—	1 586	—
Total	130	–93	722	820	—	1 919	—
Surplus (Deficit)	–206	–91	–1 002	–340	—	1 586	—
Balanced Budget Act							—
Deposits of dedicated revenues in the Generations Fund	–81	–96	–279	–335	—	–1 586	—
BUDGETARY BALANCE(2)	–287	–187	–1 281	–675	—	—	—

Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of the March 2015 budget.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at June 30, 2015

■	Budgetary balance

For the period from April to June 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $675 million. A deficit in the first three months of the fiscal year reflects the historical trend.

—	During this period, expenditure usually exceeds revenue since government departments spend more heavily in respect of their activities.

For fiscal 2015-2016 as a whole, Budget 2015-2016, tabled in March 2015, projected a balanced budget.

■	Budgetary revenue

At June 30, 2015, budgetary revenue amounted to $18.2 billion, an increase of $671 million, or 3.8%, compared to June 30, 2014.

—	Own-source revenue stood at $13.9 billion, up $509 million from the same time last year.

—	Federal transfers amounted to $4.4 billion, up $162 million compared to June 30, 2014.

■	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $19.4 billion, an increase of $107 million, or 0.6%, over last year.

—	For the period from April to June 2015, program spending rose by $191 million, or 1.1%, reaching $17.4 billion.

	—	The most significant changes were an increase in program spending of the Health and Social Services mission ($373 million) and a decrease in program spending of the Administration and Justice mission (- $73 million) and the Education and Culture mission (- $72 million).

—	Debt service amounted to $2.0 billion, a decrease of $84 million, or 4.1%, compared to last year.

■	Consolidated entities

At June 30, 2015, the results of consolidated entities showed a surplus of $820 million. These results included:

—	a surplus of $488 million for non-budget-funded bodies and special funds;

—	a $3-million deficit for the health and social services and education networks;

—	dedicated revenues of $335 million for the Generations Fund.

■	Net financial requirements

At June 30, 2015, consolidated net financial requirements stood at $3.7 billion, a decrease of $1.7 billion compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
	June			April to June
	2014	2015	Change	2014-2015	2015-2016	Change
Budgetary revenue
Own-source revenue	4 776	5 137	361	13 365	13 874	509
Federal transfers	1 382	1 429	47	4 201	4 363	162
Total	6 158	6 566	408	17 566	18 237	671
Budgetary expenditure
Program spending	–5 805	–5 886	–81	–17 226	–17 417	–191
Debt service	–689	–678	11	–2 064	–1 980	84
Total	–6 494	–6 564	–70	–19 290	–19 397	–107
Consolidated entities(1)
Non-budget-funded bodies and special funds	55	–188	–243	461	488	27
Health and social services and education networks	–6	–1	5	–18	–3	15
Generations Fund	81	96	15	279	335	56
Total	130	–93	–223	722	820	98
Surplus (Deficit)	–206	–91	115	–1 002	–340	662
Consolidated non-budgetary surplus (requirements)	–637	–1 240	–603	–4 397	–3 401	996
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–843	–1 331	–488	–5 399	–3 741	1 658
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
	June			April to June
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 983	2 111	6.5	5 067	5 002	–1.3
Contributions to Health Services Fund	608	601	–1.2	1 693	1 723	1.8
Corporate taxes	311	422	35.7	706	946	34.0
Consumption taxes	1 500	1 544	2.9	4 456	4 806	7.9
Other sources	93	144	54.8	467	461	–1.3
Total own-source revenue excluding government enterprises	4 495	4 822	7.3	12 389	12 938	4.4
Revenue from government enterprises	281	315	12.1	976	936	–4.1
Total own-source revenue	4 776	5 137	7.6	13 365	13 874	3.8
Federal transfers
Equalization	773	793	2.6	2 321	2 380	2.5
Health transfers(1)	404	435	7.7	1 209	1 303	7.8
Transfers for post-secondary education and other social programs	132	134	1.5	396	402	1.5
Other programs	73	67	–8.2	275	278	1.1
Total federal transfers	1 382	1 429	3.4	4 201	4 363	3.9
BUDGETARY REVENUE	6 158	6 566	6.6	17 566	18 237	3.8

(1)	Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.4% instead of 7.8%.

General fund expenditure
(millions of dollars)					(Unaudited data)
	June			April to June
Expenditure by mission	2014(1)	2015	Change (%)	2014-2015(1)	2015-2016	Change (%)
Program spending
Health and Social Services	2 838	3 056	7.7	8 348	8 721	4.5
Education and Culture	1 761	1 665	–5.5	4 888	4 816	–1.5
Economy and Environment	288	284	–1.4	1 319	1 316	–0.2
Support for individuals and families	539	522	–3.2	1 636	1 602	–2.1
Administration and Justice	379	359	–5.3	1 035	962	–7.1
Total program spending	5 805	5 886	1.4	17 226	17 417	1.1
Debt service	689	678	–1.6	2 064	1 980	–4.1
BUDGETARY EXPENDITURE	6 494	6 564	1.1	19 290	19 397	0.6

(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
	June 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks(1)	Total	adjustments(2)	Total
Revenue	1 080	96	26	382	1 836	—	3 420	–1 992	1 428
Expenditure
Expenditure	–956	—	–26	–382	–1 907	–1	–3 272	1 909	–1 363
Debt service	–177	—	—	—	–64	—	–241	83	–158
Total	–1 133	—	–26	–382	–1 971	–1	–3 513	1 992	–1 521
RESULTS	–53	96	—	—	–135	–1	–93	—	–93
	April to June 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks(1)	Total	adjustments(2)	Total
Revenue	3 652	335	61	1 471	5 726	—	11 245	–6 287	4 958
Expenditure
Expenditure	–2 633	—	–61	–1 471	–5 524	–3	–9 692	6 027	–3 665
Debt service	–520	—	—	—	–213	—	–733	260	–473
Total	–3 153	—	–61	–1 471	–5 737	–3	–10 425	6 287	–4 138
RESULTS	499	335	—	—	–11	–3	820	—	820

(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at July 31, 2015, will be published on October 16, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.